UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2025

CENTENE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31826	42-1406317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7700 Forsyth Boulevard,
St. Louis,	Missouri	63105
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (314) 725-4477
(Former Name or Former Address, if Changed Since Last Report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 Par Value	CNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 5, 2025 (the Effective Date), Centene Corporation, a Delaware corporation (Centene), entered into a new Credit Agreement (the New Credit Agreement) by and among Centene, the lenders from time to time party thereto and Wells Fargo Bank, National Association (Wells Fargo), as the administrative agent for the lenders, and, substantially contemporaneously therewith, Centene terminated all outstanding commitments and repaid all outstanding obligations under that certain Fourth Amended and Restated Credit Agreement, dated as of August 16, 2021 (as amended, supplemented or modified prior to the Effective Date, the Existing Credit Agreement), by and among Centene, the several banks and other financial institutions party thereto, and Wells Fargo, as the administrative agent.

The New Credit Agreement provides for (i) a revolving credit facility in the principal amount of $4,000,000,000 (the Revolving Credit Facility) and (ii) a term loan facility in the principal amount of $2,000,000,000 (the Term Loan Facility and, together with the Revolving Credit Facility, the Senior Unsecured Credit Facility). The maturity date for the Senior Unsecured Credit Facility is March 5, 2030. Loans under the Revolving Credit Facility may be denominated in U.S. dollars, Euros, Sterling, Swiss Francs, Yen, Australian dollars and Canadian dollars and each other currency which has been approved under the terms of the New Credit Agreement.

Borrowings under the Senior Unsecured Credit Facility will bear interest at a fluctuating rate per annum equal to a benchmark rate applicable to the currency composing such borrowing plus an applicable margin. The applicable margin is in each case based on the rating of Centene’s corporate debt obligations by S&P and Moody’s.

The New Credit Agreement contains affirmative and negative covenants customary for unsecured credit facilities of this nature, including, among others, limitations on Centene and its subsidiaries with respect to liens, the incurrence of indebtedness by subsidiaries of Centene, and certain fundamental changes. The New Credit Agreement contains representations and warranties customary for unsecured credit facilities of this nature. As of the Effective Date, there are no subsidiary guarantors under the Senior Unsecured Credit Facility.

Centene is subject to a financial covenant under the New Credit Agreement, tested quarterly, whereby the debt-to-capital ratio may not exceed 0.60 to 1.00, with a step-up, upon Centene’s election, following the consummation of a material acquisition, to 0.65 to 1.00 during certain specified periods.

Centene made a single drawing under the Term Loan Facility on the Effective Date and the proceeds thereof were used for, among other things, to (i) refinance existing indebtedness, including under the Existing Credit Agreement, (ii) pay fees, commissions and expenses in connection with the transactions described herein and (iii) for working capital and other general corporate purposes.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Senior Unsecured Credit Facility are permissible, in each case, without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the New Credit Agreement.

The New Credit Agreement is subject to acceleration upon the occurrence of an event of default, which includes, among other things, cross-default with regard to indebtedness of Centene or its significant subsidiaries in excess of $500 million in the aggregate; the occurrence of a change in control (as defined in the New Credit Agreement); entry of judgment or order to pay $500 million or more which is not stayed or paid; the occurrence of certain bankruptcy events; failure to make payments under the New Credit Agreement when due; breach of representations and warranties or covenants under the New Credit Agreement; and invalidity of loan documents.

The foregoing description of the New Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the New Credit Agreement, a copy of which is attached hereto and filed as Exhibit 10.1 and incorporated herein by reference.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Please see Item 1.01 above, which information is incorporated by reference into this Item 1.02.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

Please see Item 1.01 above, which information is incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description
10.1
Credit Agreement, dated as of March 5, 2025, by and among Centene Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as the administrative agent for the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENE CORPORATION

Date:	March 5, 2025	By:	/s/ ANDREW L. ASHER
Andrew L. Asher Executive Vice President & Chief Financial Officer